EXHIBIT 5.1


August 8, 2002

Reclamation Consulting and Applications, Inc.
23832 Rockfield Boulevard, Suite 275
Lake Forest, California 92630

Re:     Issuance of Reclamation Consulting and Applications, Inc.
        Shares Pursuant to Consulting Contracts

To Whom It May Concern:

      We have acted as counsel for Reclamation Consulting and Applications, Inc., a Colorado corporation (the "Company") in conjunction with the preparation of a Form S-8 registration statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 900,000 shares of the Company's common stock, $0.01 par value (the "Common Stock"), to be issued pursuant to the terms of certain Compensation Contracts (hereinafter collectively referred to as the "Plan"). Included are 100,000 shares of Common Stock to be issued to Donald G. Davis, an officer and the principal attorney of this law firm, in payment for legal services rendered.

       We have examined originals or copies of: (i) the Compensation Contracts; (ii) the Form S-8 registration statement;
(iii) resolutions of the Company's Board of Directors relating to the Form S-8; and (iv) such other documents, affidavits and records as we have deemed necessary to enable us to render this opinion.

      In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

          Based upon the foregoing, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that:

     The Common Stock, when issued and paid for in the manner set forth, will be validly issued, fully paid and nonassessable, and no personal liability will attach to the ownership thereof.

      We are admitted to practice in the State of California, and are not admitted to practice in the State of Colorado. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Colorado, as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Colorado corporation. This opinion letter is limited to the laws of the State of California and, to the extent set forth above, the Colorado General Corporation Law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

          We consent to the filing of this opinion as an exhibit to the Form S-8 registration statement, and to the use of our name wherever it appears in said registration statement. In giving our consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended (the "Act"), or the rules and regulations of the SEC issued thereunder, with respect to the registration statement, or with respect to this Opinion, as an Exhibit or otherwise, nor do we consider ourselves within the category of persons whose "consent" is required by Section 7 of said Act.


/s/ The Law Offices of Davis & Associates, Inc.
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    THE LAW OFFICES OF DAVIS & ASSOCIATES, INC.